UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EAGLE BROADBAND, INC.
(Exact name of registrant as specified in its charter)

Texas	3663	76-0494995
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

101 Courageous Drive League City, Texas 77573-3925 (281) 538-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies to:
David Micek	Jeffrey A. Adams, Esq.
President & Chief Executive Officer Eagle Broadband, Inc. 101 Courageous Drive League City, Texas 77573-3925 (281) 538-6000	Eagle Broadband, Inc. 101 Courageous Drive League City, Texas 77573-3925 (281) 538-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, $0.001 par value per share	2,800,000	$0.185	$518,000	$15.90

(1)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c), on the basis of the average of the high and low prices of the Registrant’s common stock as reported by the American Stock Exchange on April 2, 2007.

_______________________________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

We have filed a registration statement relating to these securities with the Securities and Exchange Commission.  We will amend and complete the information in this prospectus.  The information in this prospectus is not complete and may be changed.  The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated April ____, 2007

PROSPECTUS

EAGLE BROADBAND, INC.

2,800,000 Shares of common stock

This prospectus relates to the offer and sale from time to time of up to 2,800,000 shares of our common stock for the account of the shareholder named in this prospectus, Brittany Capital Management Limited (“Brittany”).  The prices at which Brittany may sell these shares will be determined by the prevailing market price for shares of our common stock or in negotiated transactions.

Our common stock is traded in the over-the-counter market under the symbol “EAGB”.  On April 5, 2007, the closing bid price of our common stock was $0.20 per share.

Brittany is an underwriter within the meaning of the Securities Act of 1933, as amended.

Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors included in this prospectus before making a decision to purchase our stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is April ___, 2007.

You should rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus.  This prospectus is not an offer to sell and we are not seeking an offer to buy these securities in any jurisdiction where this offer or sale is not permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

TABLE OF CONTENTS

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

PROSPECTUS SUMMARY

RISK FACTORS

BRITTANY EQUITY LINE OF CREDIT

SELECTED CONSOLIDATED FINANCIAL INFORMATION

USE OF PROCEEDS

MARKET PRICE INFORMATION AND DIVIDEND POLICY

SELLING SHAREHOLDER

PLAN OF DISTRIBUTION

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

WHERE YOU CAN FIND MORE INFORMATION

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

EXPERTS

LEGAL MATTERS

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements regarding our plans, objectives, expectations, intentions, future financial performance, future financial condition, and other statements that are not historical facts.  We make “forward-looking statements” throughout this prospectus.  Whenever you read a statement that is not solely a statement of historical fact (such as when we use words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “will,” “would,” “could,” “likely” and other similar words, phrases or statements), you should understand that our expectations may not be correct, although we believe they are reasonable.  We do not guarantee that the transactions and events described in this prospectus will happen as described or that any positive trends noted in the prospectus will continue.  The forward-looking information contained in this prospectus is generally located under the headings “Our Business” and “Risk Factors,” but may be found in other locations as well.  These forward-looking statements generally relate to our strategies, plans, objectives and expectations for future operations and are based upon management’s reasonable beliefs or estimates of future results or trends.  You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect.  We will not update these forward-looking statements, even if our situation changes in the future.

Specific factors that might cause actual results to differ from our expectations or may affect the value of our securities include, but are not limited to:

•

our ability to continue as a going concern;

•

our ability to develop and introduce innovative products;

•

our ability to gain and maintain market acceptance for our new products and to satisfy consumer preferences;

•

our ability to protect our existing intellectual property rights and to adequately secure and enforce rights for new proprietary technology;

•

cancellation or lack of market acceptance of our recurring-revenue contracts;

•

risks of competition in our existing and future markets;

•

the failure to obtain or maintain or delays in obtaining any necessary regulatory approvals or licenses for our products;

•

our liquidity constraints; and

•

the other risks described in “Risk Factors” or elsewhere in this prospectus, and in our reports on Forms 10-K, 10-Q and 8-K filed from time-to-time with the SEC.

All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

PROSPECTUS SUMMARY

The following summary highlights selected information from this prospectus and does not contain all of the information that you should consider before investing in our common stock.  This prospectus contains information regarding our businesses and detailed financial information.  You should carefully read this entire prospectus, including the historical financial statements and related notes, before making an investment decision.

In this prospectus, “Eagle Broadband, Inc.,” the “Company,” “we,” “us” or “our” refer to Eagle Broadband, Inc., a Texas corporation, and its subsidiaries, except where otherwise indicated or required by context.

The Company

We are a provider of broadband, Internet protocol (IP) and satellite communications products and services.  Our business activities are focused on the following core areas:

•

IPTVComplete™, delivering almost 250 channels of digital television and music content via IP to many market sectors, such as to multi-dwelling unit operators (e.g., condominiums), triple-play operators (Internet data, phone and television, all over IP) or telephone companies, including our MediaPro standard or high-definition set-top boxes for both hospitality and IPTV customers;

•

SatMAX®, our patented satellite telephony extension technology for indoor applications for enterprise, military and other government customers, especially in portable first responder situations with our Alpha “SatMAX in a Suitcase” model; and

•

IT Services, through which we provide various IP and satellite-related technology implementations to a broad cross section of markets, including remote network management, structured cabling and IT integration services.

The Company was incorporated in May 1993 and we changed our name in February 2002 to Eagle Broadband, Inc.  Our principal place of business is located at 101 Courageous Drive, League City, Texas 77573, our telephone number is (281) 538-6000 and our website is www.eaglebroadband.com.  Except for any documents that are incorporated by reference into this prospectus that may be accessed from our website, the information available on or through our website is not part of this prospectus.

The Brittany Transaction

In January 2007, we entered into an investment arrangement (sometimes referred to herein as an equity line of credit) with Brittany Capital Management Limited (“Brittany”), pursuant to which Brittany is committed to purchase up to $5,000,000 of our common stock over the 36-month term of the investment agreement.  We are not obligated to request the entire $5,000,000.

As of April 5, 2007, we have issued 2,794,316 shares to Brittany under the equity credit line, drawing down $587,727 of the $5,000,000 commitment, leaving $4,412,273 available under the equity line of credit.  On January 18, 2007, we filed a registration statement to register 4,200,000 shares to be issued under the equity line, which was declared effective on January 31, 2007.  Pursuant to the registration statement of which this prospectus is a part, we are registering an additional 2,800,000 shares for use under the equity credit line.  The actual number of shares that we may issue pursuant to the equity line of credit is not determinable as it is based on the market price of our common stock from time to time and the number of shares we desire to put to Brittany.

As we draw down on the equity line of credit, more shares will be sold into the market by Brittany.  These additional shares could cause our stock price to drop.  In turn, if the stock price drops and we make more drawdowns on the equity line of credit, more shares will come into the market which could cause a further drop in the stock price.  You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued pursuant to the equity line of credit.  If our stock price declines, we will be required to issue a greater number of shares under the equity line of credit.  We have no obligation to utilize the full amount available under the equity line of credit.

The Offering

Outstanding Common Stock before offering:

25,017,602 shares (as of April 5, 2007)

Number of shares offered for resale:

2,800,000 shares

Outstanding Common Stock after offering:

27,817,602 (if all offered shares are sold)

Offering price:

Determined at the time of sale by the selling shareholder.

Proceeds:

We will not receive any proceeds from the sale of the common stock offered by the selling shareholder pursuant to this prospectus.  However, we will receive proceeds of up to $5,000,000 if we draw down the entire amount of the equity line of credit.

Risks:

We face risks in operating our business, including risks that may prevent us from achieving our business objectives or that may adversely affect our business, financial condition and operating results.  See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should carefully consider the risks described below before making an investment decision.  If any of the following risks actually occur, our business could be harmed.  The value of our stock could decline, and you may lose all or part of your investment.  Further, this prospectus contains forward-looking statements and actual results may differ significantly from the results contemplated by such forward-looking statements.

RISKS RELATED TO OUR BUSINESS

Our independent registered public accounting firm has rendered a report expressing substantial doubt as to our ability to continue as a going concern.

The audited financial statements incorporated by reference herein have been prepared on a going concern basis and do not include any adjustments that might result if we cease to continue as a going concern.  As a result of the recurring losses from operations and liquidity deficiency that we have experienced, our independent registered public accounting firm has concluded that there is substantial doubt as to our ability to continue as a going concern.  They have discussed this uncertainty in their report on our audited financial statements.  Uncertainty about our ability to continue as a going concern may create a concern among our current and future vendors and lenders, which may make it more difficult for us to meet our obligations.

Our business strategy focuses on the marketing and sale of three core product offerings, any of which may not be commercially successful.

Two of our three core product offerings are in emerging markets that are highly competitive and subject to rapid technological obsolescence.  Therefore, there can be no assurances that the company will be successful in marketing these products, or that customers will ultimately purchase our products.  Failure to have commercial success from the sale of these products will negatively impact our financial condition.

We have a history of operating losses and may never achieve profitability.

From inception through November 30, 2006, we have incurred an accumulated deficit in the amount of $244,510,000.  For the quarter ended November 30, 2006, we incurred losses from continuing operations in the amount of $2,474,000.  We anticipate that we will incur losses from operations for the foreseeable future.  Our future revenues may never exceed operating expenses, thereby making the continued viability of our company dependent upon raising additional capital.

As we have not generated positive cash flow from operations, our ability to continue operations is dependent on our ability to either begin to generate positive cash flow from operations or our ability to raise capital from outside sources.

We have not generated positive cash flow from operations and have relied on external sources of capital to fund operations.  At November 30, 2006, we had approximately $1,117,000 in cash, cash equivalents and securities available for sale, and a working capital deficit of approximately $12,506,000.  Our net cash used by operations for the quarter ended November 30, 2006, was approximately $2,430,000.

Though we have been successful at raising capital on a best efforts basis in the past, we can provide no assurance that we will be successful in any future best-efforts financing endeavors.  We will need to continue to rely upon financing from external sources to fund our operations for the foreseeable future.  If we are unable to raise sufficient capital from external sources to fund our operations, we will need to sell assets to meet working capital needs or curtail operations.

We have been named a defendant in certain lawsuits, which if determined adversely, could harm our ability to fund operations.

Eagle and its subsidiaries have been named as defendants in certain lawsuits in which the plaintiffs are seeking substantial damages, including the following:

•

H. Dean Cubley v. Eagle Broadband, Inc.  In August 2006, Mr. Cubley, a former director of the company, filed a lawsuit against the company for non-payment of a promissory note issued by the company in December 2003 in the original principal amount of $2,680,000.  The lawsuit seeks to enforce the note, which was issued in lieu of the issuance of shares for stock options then held by Mr. Cubley, who was at the time Chairman of the Board of the company.  The lawsuit seeks recovery of the principal balance of approximately $1.9 million plus $541,000 in interest.  The company has asserted defenses, including a defense that the execution of the promissory note by the company was induced by misrepresentations.  The company believes Mr. Cubley’s claims are without merit and intends to vigorously defend the lawsuit.  The company has accrued $2.4 million in connection with this claim.

•

Cornell Capital Partners, LP v. Eagle Broadband, Inc.  In July 2003, Cornell Capital sued Eagle Broadband alleging breach of contract, common law fraud, state and federal securities fraud, and negligent misrepresentation.  Cornell also alleged that Eagle defaulted on a convertible debenture for failing to timely register the shares of common stock underlying the convertible debenture and is seeking to accelerate the maturity date of the debenture.  In November 2003, the principal balance of the debenture was repaid, although the suit remains outstanding.  Cornell claims damages of approximately $1.3 million.  Eagle asserted counterclaims against Cornell for fraud and breach of contract in the amount of $2 million.  In March 2006, the court ruled in favor of Cornell on certain claims, granting Cornell’s motion for partial summary judgment on its breach of contract claim and denying all of Eagle’s counterclaims.  The court ruled in favor of Eagle on other claims, granting Eagle’s motion for summary judgment on Cornell’s claims of common law fraud, state and federal securities fraud, and negligent misrepresentation.  The company has accrued $1,150,000 in settlement expense against this lawsuit.

•

State of Texas, et al. v. United Computing Group, Inc. and H. Dean Cubley, individually.  In September 2005, the State of Texas filed a lawsuit against United Computing Group, Inc., and H. Dean Cubley, individually, for unpaid sales and use tax, interest and penalties in the amount of $568,637 for the time period of March 1998 through December 2001.  The company has accrued $560,000 in connection with this lawsuit.

•

State of Florida Dept. of Environmental Protection v. Reco-Tricote, Inc., and Southeast Tire Recycling Inc., currently known as Clearworks.net, Inc.  The Florida EPA sued Clearworks.net presenting claims for recovery costs and penalties for a waste tire processing facility.  The suit seeks recovery of costs and penalties in a sum in excess of $1,000,000, attorneys’ fees and court costs.  Clearworks denies the claims and intends to vigorously contest all claims in this case and to enforce its indemnification rights against the principals of Southeast Tire Recycling.

We intend to vigorously defend these and other lawsuits and claims against us.  However, we cannot predict the outcome of these lawsuits, as well as other legal proceedings and claims with certainty.  An adverse resolution of any one pending lawsuit could substantially harm our ability to fund operations.

Our future revenues are not predictable.

Historical revenues should not be viewed as indicative of any future revenues since future revenues will be dependant upon the market acceptance of our core product offerings of IPTVComplete, SatMAX and IT Services.

Our business is subject to many factors that could cause quarterly or annual operating results to fluctuate and our stock price to be volatile.

Our quarterly and annual operating results have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control.  If our quarterly or annual operating results do not meet the expectations of investors, the trading price of our common stock could decline.  Some of the factors that could affect our quarterly or annual operating results include:

•

the timing and amount of, or cancellation or rescheduling of, orders for our products;

•

our ability to develop, introduce, ship and support certain products;

•

announcements, new product introductions and reductions in price of products offered by our competitors;

•

our ability to control costs;

•

the loss of one or more of our major customers or a significant reduction in orders from those customers;

•

increased competition, particularly from larger, better capitalized competitors;

•

fluctuations in demand for our products and services; and

•

market conditions specifically and economic conditions generally.

We rely heavily on third-party suppliers for the material components for our products and supply shortages could cause delays in manufacturing and delivering products which could reduce our revenues.

We rely upon unaffiliated suppliers for the material components and parts used to assemble our products.  Most parts and components purchased from suppliers are available from multiple sources.  We have not experienced significant supply shortages in the past and we believe that we will be able to continue to obtain most required components and parts from multiple suppliers.  However, the lack of availability of certain components could require a major redesign of our products and could result in production and delivery delays, which could reduce revenues from product sales.

Because our industry is rapidly evolving, if we are unable to adapt or adjust our products to new technologies, our ability to compete and operate profitably may be significantly impaired.

The design, development and manufacturing of IP, broadband, entertainment and communications products are highly competitive and characterized by rapid technology changes.  We compete with products and technologies from a number of other companies.  Development by others of new or improved products or technologies may make our products obsolete or less competitive.  While we believe that our products are based on advanced technologies, our products may become obsolete in the future or we may not be able to develop a commercial market for our products in response to future technology advances and developments.  The inability to develop new products or adapt our current products to new technologies could impact our financial condition.

Approximately 25% of our total assets are comprised of intangible assets including goodwill, contract rights, customer relationships and other intangible assets which are subject to review on a periodic basis to determine whether an impairment on these assets is required.  An impairment would not only greatly diminish our assets, but would also require us to record a significant charge against our earnings.

We are required under generally accepted accounting principles to review our intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable.  Goodwill is required to be tested for impairment at least annually.  At the fiscal year ended August 31, 2006, management determined an impairment charge of approximately $3,427,000 existed for the intangible assets of contract rights, customer relationships and other intangible assts primarily attributable to the BDS assets acquired in the January 2001 merger of Clearworks.net, Inc.  At the fiscal year ended August 31, 2005, management determined an impairment charge of approximately $23,913,000 existed for the intangible assets of contract rights, customer relationships and other intangible assets primarily attributable to the BDS assets acquired in the January 2001 merger of Clearworks.net, Inc.  At the fiscal year ended August 31, 2004, management assessed the fair value of the intangible assets and concluded that the goodwill and other intangible assets valuations were at an amount greater than the current carrying and other intangible assets value.

Our business relies on our use of proprietary technology.  Asserting, defending and maintaining intellectual property rights is difficult and costly and the failure to do so could harm our ability to compete and to fund our operations.

We rely, to a significant extent, on trade secrets, confidentiality agreements and other contractual provisions to protect our proprietary technology.  In the event we become involved in defending or pursuing intellectual property litigation, such action may increase our costs and divert management’s time and attention from our business.  In addition to costly litigation and diversion of management’s time, any potential intellectual property litigation could force us to take specific actions, including:

•

cease selling products that use the challenged intellectual property;

•

obtain from the owner of the infringed intellectual property a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

•

redesign those products that use infringing intellectual property.

We compete with many companies that are larger and possess greater capital resources than we do, and our growth and profitability are dependent on our ability to compete with these entities.

We face competition from many entities with significantly greater financial resources, well-established brand names, and larger customer bases.  We may become subject to severe price competition for our products and services as companies seek to enter our industry or current competitors attempt to gain market share.  We expect competition to intensify in the future and expect significant competition from other companies and technology providers.  If we are unable to make or keep our products competitively priced and attain a market share in the markets in which our products compete, our sales may suffer which could impact our financial condition.

A system failure could delay or interrupt our ability to provide products or services and could increase our costs and reduce our revenues.

Certain parts of our operations are dependent upon our ability to support a complex network infrastructure.  Many of our customers are dependent on an uninterrupted supply of services.  Any damage or failure that causes interruptions in our operations could result in loss of these customers.  To date, we have not experienced any significant interruptions or delays which have affected our ability to provide products and services to our clients.  Because our headquarters and infrastructure are located in hurricane-prone areas, there is a likelihood that our operations may be effected by hurricanes, tropical storms, tornados or flooding.  The occurrence of a natural disaster, operational disruption or other unanticipated problem could cause interruptions in the services we provide and impair our ability to generate revenue and achieve profitability.

Our industry is highly regulated, and new government regulation could hurt our ability to timely introduce new products and technologies.

Our broadband and communications products are regulated by federal, state and local governments.  Our customers are generally required to obtain regulatory approvals in connection with providing television services.  For example, the cable and satellite television industry is regulated by Congress and the Federal Communications Commission, and various legislative and regulatory proposals under consideration from time to time may affect the way we design our products.  New laws or regulations may harm our ability to timely introduce new products and technologies, which could decrease our revenues by shortening the life cycle of a product.

RISKS RELATED TO THE BRITTANY EQUITY LINE OF CREDIT

There are2,800,000 shares underlying the equity line of credit being registered in this prospectus and the sale of these shares could depress the market price of our common stock.

We are registering 2,800,000 shares of common stock pursuant to this registration statement for issuance pursuant to the equity line of credit.  The sale by Brittany into the public market of these shares could depress the market price of our common stock.  As of April 5, 2007, we had 25,517,602 shares of common stock issued and outstanding.

Assuming we utilize the maximum amount available under the equity line of credit, existing shareholders could experience substantial dilution upon the issuance of the shares.

Our equity line of credit with Brittany contemplates the potential future issuance and sale of up to $4,412,273 of our common stock to Brittany subject to certain restrictions and obligations.  The following is an example of the number of shares that could be issued at various prices assuming we utilize the maximum amount remaining available under the equity line of credit.  These examples assume issuance at a market price of $0.20 per share and at 10%, 25% and 50% below $0.21 per share.

The following table should be read in conjunction with the footnotes immediately following the table.

Percent below current market price	Price per share (1)	Number of shares issuable (2)	Shares outstanding (3)	Percent of outstanding shares (4)
0%	$0.1860	23,721,898	48,739,500	48.67%
10%	$0.1674	26,357,664	51,375,266	51.30%
25%	$0.1395	31,629,197	56,646,799	55.84%
50%	$0.0930	47,443,796	72,461,398	65.47%

(1)

Represents purchase prices equal to 93% of $0.20, the closing price of our common stock on April 3, 2007, and potential reductions thereof of 10%, 25% and 50%.

(2)

Represents the number of shares issuable if the entire $4,412,273 remaining commitment under the equity line of credit was drawn down at the indicated purchase prices.

(3)

Based on 25,017,602 common shares issued and outstanding on April 4, 2007.

(4)

Percentage of the total outstanding common stock after the issuance of the shares indicated, without considering any contractual restriction on the number of shares the selling shareholder may own at any point in time or other restrictions on the number of shares we may issue.

The lower the stock price, the greater the number of shares issuable under the equity line of credit, which could contribute to the future decline of our stock price and dilute existing shareholders’ equity and voting rights.

The number of shares that Brittany will receive under its agreement with us is calculated based upon the market price of our common stock prevailing at the time of each drawdown request.  The lower the market price, the greater the number of shares issuable under the agreement.  Upon issuance of the shares, to the extent that Brittany will attempt to sell the shares into the market, these sales could further reduce the market price of our common stock.  This in turn will increase the number of shares issuable under the agreement.  This could lead to lower market prices and a greater number of shares to be issued.  A larger number of shares issuable at a discount in a declining market could expose our shareholders to greater dilution and a reduction of the value of their investment.

RISKS RELATED TO OUR COMMON STOCK

Our stock price has been volatile in the past, and shareholders face the possibility of future fluctuations in the price of our common stock.

The market price of our common stock may experience fluctuations that are unrelated to our operating performance.  During the twelve-month period from April 2006 through March 2007, the highest closing price of our common stock was $3.15 per share (after adjusting for the 1-for-35 reverse split), and the lowest closing price was $0.19 per share.  The market price of our common stock has been volatile in the last 12 months and may continue to be volatile in the future.

In April 2007, our common stock was removed from listing on the American Stock Exchange, which could limit investors’ ability to make transactions in our common stock and subject our common stock to “penny stock” trading restrictions.

On November 29, 2006, the company received notice from the American Stock Exchange (the “Amex”) that the company did not satisfy certain of the Amex’s continued listing standards concerning shareholders equity and losses from continuing operations.  On January 5, 2007, the company submitted a plan demonstrating the company’s ability to satisfy such continued listing standards.  On February 7, 2007, the company received notice from the Amex that the staff of the Amex’s Listing Qualifications Department determined not to accept the company’s plan, and the company requested a hearing before an Amex Listing Qualifications Panel.  On March 27, 2007, company notified the Amex that the Board of Directors of the company determined not to pursue the hearing before the Panel, and the company’s stock was removed from listing on the Amex effective April 9, 2007.

Delisting from the Amex could result in a limited availability of market quotations for our common stock and will likely result in a designation of our common stock as a “penny stock” under SEC Rule 3a51-1.  The principal effect of being designated a “penny stock” is that securities broker-dealers cannot recommend our stock but must trade it on an unsolicited basis.  Such a designation may result in a reduced level of trading activity in the secondary trading market for our common stock, a limited amount of news and analyst coverage for our company and a decreased ability to issue additional securities or obtain additional financing in the future.

BRITTANY EQUITY LINE OF CREDIT

Investment Agreement

The nature of the investment agreement is commonly known as an equity line of credit.  The maximum amount we may raise under the equity line is $5,000,000, provided we register enough shares to raise this amount.  We are not obligated to request the entire $5,000,000.  Over a period of 36 months, we may periodically deliver new issue shares of our common stock to Brittany, which then delivers cash to us based on a price per share tied to the current market price of our common stock.  The actual number of shares that we may issue subject to the investment agreement is not determinable as it is based on the market price of our common stock from time to time.

During the 36-month term of the investment agreement, we may request a drawdown on the equity line of credit by delivering a “put notice” to Brittany stating the dollar amount of shares we intend to sell to Brittany.  The purchase price Brittany is required to pay for the shares is equal to 93% of the “market price.”  The “market price” is equal to the lowest closing best bid price during the pricing period.  The pricing period is the five-trading-day period beginning on the day Brittany receives a drawdown request from us, if the request is received by Brittany before 9:00 a.m. EST.  Otherwise, the pricing period begins on the trading day following the date Brittany receives a drawdown request from us.  The minimum amount we may request in a given drawdown is $50,000, and the maximum is equal to the lesser of (i) 200% of the product of the average daily U.S. market trading volume of our common stock for the three trading days prior to the request multiplied by the average of the three daily closing best bid prices immediately preceding our request, or (ii) $500,000.

Sample Put Amount Calculation and Purchase Price Calculation

The calculation below assumes a put notice date of March 28, 2007.  Set forth below is a trading summary of our common stock for the period March 23, 2006 through April 4, 2007, the three trading days immediately prior to March 28, 2007, and the five trading days immediately following April 4, 2007.

Date	Closing bid price	Volume
03/23/2007	0.28	507,100
03/26/2007	0.28	474,600
03/27/2007	0.26	85,700
03/28/2007	0.26	195,600
03/29/2007	0.20	1,671,900
03/30/2007	0.17	934,500
04/02/2007	0.18	474,500
04/03/2007	0.18	2,091,700
04/04/2007	0.18	723,700

The average daily volume for the three trading days prior to March 28, 2007, is 355,800 shares, and the average of the three daily closing bid prices immediately prior to March 28, 2007 is $0.2733.  200% of the product of these two amounts is $194,480.  Therefore, on March 28, 2007, we could have requested a put amount of $194,480.

The purchase price Brittany would pay for the shares would be equal to 93% of the lowest closing best bid price during the five trading day period following March 28, 2007, which in this example is $0.182, resulting in a purchase price of $0.1693 per share.

Conditions to Brittany’s Obligation to Purchase Shares

We are not entitled to request a drawdown unless each of the following conditions is satisfied:

(i)

a registration statement is and remains effective for the resale of securities in connection with the equity line of credit;

(ii)

at all times during the period between our request for a drawdown and its subsequent funding, our common stock is listed on its principal market and shall not have been suspended from trading thereon for a period of two consecutive trading days;

(iii)

we have complied with our obligations and are otherwise not in breach or default of any agreement related to the equity line of credit;

(iv)

no injunction shall have been issued and remain in force, or action commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of securities in connection with the equity line of credit;

(v)

the issuance of the securities in connection with the equity line of credit will not violate any shareholder approval requirements of the principal market;

If any of the events described in clauses (i) through (v) above occurs after we make a drawdown request, then Brittany shall have no obligation to fund that drawdown.

The equity line of credit will be suspended if (i) the trading of our common stock is suspended by the SEC, the American Stock Exchange or the NASD for a period of two consecutive trading days, or (ii) our common stock ceases to be registered under the Exchange Act of 1934 or listed or traded on its principal market.  The equity line of credit terminates when Brittany has purchased an aggregate of $5,000,000 of our common stock, at any time at the option of the company or on January 12, 2010.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following tables present our selected consolidated financial information as of the end of the periods indicated.  The selected consolidated financial information for, and as of the end of, each of the twelve months ended August 31, 2006, August 31, 2005, August 31, 2004, August 31, 2003 and August 31, 2002, are from our audited consolidated financial statements.  The selected consolidated financial information is not necessarily indicative of the results that may be expected for any future period.  The selected consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis” and the historical and consolidated financial statements and notes incorporated by reference in this prospectus.

($ in thousands)	Year Ended August 31,
Results of Operations Data:	2006	2005	2004	2003	2002
Net Sales	$3,941	$5,242	$8,062	$10,582	$29,376
Operating Expenses	24,341	54,586	29,915	31,149	83,504
Operating Income (Loss)	(24,983)	(57,124)	(31,008)	(31,351)	(76,832)
Other Income (Expense), Net	(1,293)	(638)	(8,026)	(5,426)	(265)
Loss from Continuing Operations	(26,276)	(57,762)	(39,034)	(36,777)	(77,097)
Income (Loss) from Discontinued Operations	(657)	752	29	276	124
Net Loss	$(26,933)	$(57,010)	$(39,005)	$(36,501)	$(76,973)

Earnings Per Share (Basic) from Continuing Operations (1)	(2.88)	(8.38)	(7.37)	(13.84)	(42.15)
Earnings Per Share (Basic) from Discontinued Operations (1)	(0.07)	0.11	0.01	0.10	0.07

Other Operating and Financial Data:
Cash Used by Operating Activities	$(9,217)	$(13,135)	$(3,493)	$(6,085)	$(797)
Cash Provided (Used) by Investing Activities	$536	$(611)	$(1,216)	$(1,276)	$(13,668)
Cash Provided (Used) by Financing Activities	$7,800	$16,415	$5,936	$6,912	$(2,342)

Balance Sheet Data:
Total Assets	$21,764	$41,913	$70,211	$77,366	$89,151
Long-Term Debt	$3,678	$—	$—	$—	$1,272
Total Stockholders’ Equity	$1,863	$23,104	$50,103	$58,336	$76,548

————————————

(1)

Adjusted for the effect of a 1-for-35 reverse stock split effected on May 12, 2006.

SELECTED CONSOLIDATED QUARTERLY FINANCIAL INFORMATION

The information below is from unaudited consolidated financial statements.

	Nov 30	Feb 28	May 31	Aug 31
Year Ended August 31, 2007
Revenues	$968
Net earnings (loss)	(3,461)
Loss from Continuing Operations	(3,461)
Loss from Discontinued Operations	―
Basic & Diluted loss per share (Continuing Operations)	(0.23)
Basic & Diluted loss per share (Discontinued Operations)	―
Year Ended August 31, 2006
Revenues	$1,332	$771	$801	$1,038
Net earnings (loss)	(2,634)	(4,072)	(2,487)	(17,740)
Loss from Continuing Operations	(2,470)	(3,597)	(2,469)	(17,740)
Loss from Discontinued Operations	(164)	(475)	(17)	—
Basic & Diluted loss per share (Continuing Operations)	(0.30)	(0.42)	(0.28)	(1.68)
Basic & Diluted loss per share (Discontinued Operations)	(0.02)	(0.06)	―	―
Year Ended August 31, 2005
Revenues	$976	$1,922	$1,401	$943
Net earnings (loss)	(4,448)	(9,326)	(3,951)	(39,285)
Loss from Continuing Operations	(4,222)	(9,055)	(5,041)	(39,444)
Loss from Discontinued Operations	(226)	(271)	1,090	159
Basic & Diluted loss per share (Continuing Operations)	(0.70)	(1.45)	(0.77)	(5.72)
Basic & Diluted loss per share (Discontinued Operations)	(0.04)	(0.04)	0.17	0.02

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling shareholder; however, we will receive up to $4,412,273 if we draw down the remaining commitment under the equity line of credit.  We will use such proceeds for general corporate purposes, the purchase and installation of IPTV equipment and working capital for the manufacture of our MediaPro set-top boxes and SatMAX products.

MARKET PRICE INFORMATION AND DIVIDEND POLICY

Our common stock trades in the over-the-counter market under the symbol EAGB.  The market for our common stock is highly volatile.  The following table sets forth the high and low closing sales prices (adjusted for the 1-for-35 reverse stock split) for our common stock for the last two fiscal years.  The quotations reflect inter-dealer prices, without retail markups, markdowns, or commissions and may not represent actual transactions.

	Fiscal Year ended August 31, 2005 Quarter Ended				Fiscal Year ended August 31, 2006 Quarter Ended				Fiscal Year 2007 Quarter Ended
	Nov. 30	Feb. 28	May 31	Aug. 31	Nov. 30	Feb. 28	May 31	Aug. 31	Nov. 30	Feb. 28
High	31.50	28.70	14.00	10.50	6.30	4.90	4.55	1.88	1.03	0.64
Low	20.65	12.60	6.65	5.25	5.25	3.15	1.40	0.48	0.52	0.34

At March 31, 2007, there were approximately 1,100 registered shareholders and approximately 27,000 beneficial owners of Eagle common stock.  We have neither declared nor paid any cash dividends to date.  We do not anticipate paying dividends in the foreseeable future until such time as the Company has sufficient cash flow from operations to justify payment of a dividend.

SELLING SHAREHOLDER

The following table sets forth the name of the selling shareholder, the number of shares of common stock offered by the selling shareholder, the number of shares of common stock to be owned by the selling shareholder if all shares were to be sold in this offering and the percentage of our common stock that will be owned by the selling shareholder if all shares are sold in this offering.  The shares of common stock being offered hereby are being registered to permit public secondary trading and the selling shareholder may offer all, none or a portion of the shares for resale from time to time.

The selling shareholder, Brittany Capital Management Limited, and any broker-dealers or agents that are involved in selling the shares, are underwriters within the meaning of the Securities Act for such sales.  An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

Shareholder	Shares Beneficially Owned Before Offering	Amount Offered	Shares Beneficially Owned After Offering	% Ownership After Offering
Brittany Capital Management Limited	2,800,000	2,800,000	—	—

To the best of our knowledge, the selling shareholder has no position in our common stock.  To the best of our knowledge, the selling shareholder that is a beneficial owner of any of these shares is not a broker-dealer or an affiliate of a broker-dealer (a broker-dealer may be a record holder).  Except for the investment agreement described herein, the selling shareholder has had no material relationship with us or any of our affiliates within the past three years, nor has any beneficial owner held any position or office with us.

PLAN OF DISTRIBUTION

The selling shareholder (of record ownership and of beneficial ownership) and any of their pledgees, assignees, and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling shareholder is not required to sell any shares in this offering.  There is no assurance that the selling shareholder will sell any or all of the common stock in this offering.  The selling shareholder may use any one or more of the following methods when selling shares:

•

Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

Purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

•

An exchange distribution following the rules of the applicable exchange;

•

Privately negotiated transactions;

•

An agreement between a broker-dealer and a Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

•

A combination of any such methods of sale;

•

Any other lawful method.

The selling shareholder may also engage in:

•

Buying puts, which is a contract whereby the person buying the contract may sell shares at a specified price by a specified date;

•

Selling calls, which is a contract giving the person buying the contract the right to buy shares at a specified price by a specified date;

•

Selling under Rule 144 under the Securities Act, if available, rather than under this prospectus;

•

Other transactions in our securities or in derivatives of our securities and the subsequent sale or delivery of shares by the stock holder;

•

Pledging shares to their brokers under the margin provisions of customer agreements.  If the selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling shareholder may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling shareholder in amounts to be negotiated.  If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commissions from the purchaser in amounts to be negotiated.  We do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

We are required to pay all fees and expenses incident to the registration of the shares in this offering.  However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering.

If we are notified by the selling shareholder that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling shareholder and the broker-dealer.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents.  The information that we incorporate by reference into this prospectus is considered to be part of this prospectus.  We incorporate by reference the following documents we filed with the SEC:

•

Our Annual Report on Form 10-K for the year ended August 31, 2006, filed on November 20, 2006.

•

Our Quarterly Report on Form 10-Q for the quarter ended November 30, 2006, filed on January 16, 2007.

•

Our Current Reports on Form 8-K filed on September 20, November 24, December 5, December 12, December 13, 2006, January 18, January 24, February 8, February 13, March 28, and March 30, 2007.

•

Description of our common stock contained in our registration statement on Form S-3/A, file no. 333-134824, filed on June 19, 2006.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with the prospectus, at no cost.  Any such request may be made either orally or in writing to the following telephone number or address:

Investor Relations

Eagle Broadband, Inc.

101 Courageous Drive

League City, Texas 77573

(281) 538-6000

All of the documents that have been incorporated by reference in this prospectus may be accessed via the Internet at www.eaglebroadband.com.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy any document we file at the Security and Exchange Commission’s (“SEC”) public reference room located at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide our directors with protection for breaches of their fiduciary duties to us or our shareholders.  In addition, we have entered into indemnification agreements with our directors and officers that would indemnify them against liability arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons as provided in the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended August 31, 2006, have been so incorporated in reliance on the report of LBB & Associates, Ltd., LLP, an independent registered public accounting firm, given upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the issuance of the securities being offered hereby has been passed upon for us by Chamberlain, Hrdlicka, White, Williams & Martin, P.C., Houston, Texas.

Up To
2,800,000
Shares Common Stock

EAGLE BROADBAND, INC.

Prospectus

April ___, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemized statement of all estimated expenses in connection with the issuance and distribution of the securities being registered:

SEC registration fee	$ 55.43
Legal fees and expenses	1,000.00
Transfer agent and registrar fees and expenses	1,000.00
Miscellaneous	1,000.00
Total	$ 3,055.43

The amounts set forth above, except for the SEC registration fee, are in each case estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation provide that: “No director of the Corporation shall be liable to the Corporation or its shareholders or members for monetary damages for any act or omission in such director’s capacity as a director, except for (i) a breach of such director’s duty of loyalty to the Corporation or its shareholders or members; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation, or an act or omission that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute.”

Our Articles further provide that: “The Corporation shall indemnify all current and former directors and officers of the Corporation to the fullest extent of the applicable law, including, without limitation, Article 2.02-1 of the Texas Business Corporation Act.”  The Texas Business Corporation Act generally provides that a director may not be indemnified in respect of a proceeding (1) in which the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person’s official capacity; or (2) in which the person is found liable to the corporation.

Section 10.2 of our Bylaws provide that “The Company shall indemnify every Indemnitee [which includes officers and directors] against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any Proceeding in which he was, is or is threatened to be named defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, in any of the capacities referred to in Section 10.1, if it is determined in accordance with Section 10.4 that the Indemnitee (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his Official Capacity, that his conduct was in the Company’s best interests and, in all other cases, that his conduct was at least not opposed to the Company’s best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the event that an Indemnitee is found liable to the Company or is found liable on the basis that personal benefit was improperly received by the Indemnitee the indemnification (i) is limited to reasonable expenses actually incurred by the Indemnitee in connection with the Proceeding and (ii) shall not be made in respect of any Proceeding in which the Indemnitee shall have been found liable for willful or intentional misconduct in the performance of his duty to the Company. Except as provided in the immediately preceding proviso to the first sentence of this Section 10.2, no indemnification shall be made under this Section 10.2 in respect of any Proceeding in which such Indemnitee shall have been (x) found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the Indemnitee’s Official Capacity, or (y) found liable to the Company. The termination of any Proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a), (b) or (c) in the first sentence of this Section 10.2. An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom. Reasonable expenses shall, include, without limitation, all court costs and all fees and disbursements of attorneys for the Indemnitee. The indemnification provided herein shall be applicable whether or not negligence or gross negligence of the Indemnitee is alleged or proven.” Section 10.4 referred to above provides that: “Any indemnification under Section 10.2 (unless ordered by a court of competent jurisdiction) shall be made by the Company only upon a determination that indemnification of the Indemnitee is proper in the circumstances because he has met the applicable standard of conduct. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of Directors who, at the time of such vote, are not named defendants or respondents in the Proceeding; (b) if such a quorum cannot be obtained, then by a majority vote of a committee of the Board of Directors, duly designated to act in the matter by a majority vote of all Directors (in which designated Directors who are named defendants or respondents in the Proceeding may participate), such committee to consist solely of two (2) or more Directors who, at the time of the committee vote, are not named defendants or respondents in the Proceeding; (c) by special legal counsel selected by the Board of Directors or a committee thereof by vote as set forth in clauses (a) or (b) of this Section 10.4 or, if the requisite quorum of all of the Directors cannot be obtained therefor and such committee cannot be established, by a majority vote of all of the Directors (in which Directors who are named defendants or respondents in the Proceeding may participate); or (d) by the shareholders in a vote that excludes the shares held by Directors that are named defendants or respondents in the Proceeding. Determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination that indemnification is permissible is made by special legal counsel, determination as to reasonableness of expenses must be made in the manner specified in clause (c) of the preceding sentence for the selection of special legal counsel. In the event a determination is made under this Section 10.4 that the Indemnitee has met the applicable standard of conduct as to some matters but not as to others, amounts to be indemnified may be reasonably prorated.”

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

In March 2007, the company agreed to issue 1,851,852 shares to Alliance Maintenance & Service, Inc., pursuant to a Purchase Agreement.  The issuance of these shares will be exempt from registration pursuant to Section 4(2) of the Securities Act.  No sales commissions were paid.

In February 2007, the company agreed to issue 50,000 shares to Seacoast Advisors, Inc. pursuant to a Consulting Agreement.  The issuance of these shares will be exempt from registration pursuant to Section 4(2) of the Securities Act.  No sales commissions were paid.

In December 2006, the company issued 60,000 shares to Levelogic, Inc., pursuant to a Consulting Agreement.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.  No sales commissions were paid.

In December 2006, the company issued 1,203,774 shares to Connex Services, Inc., pursuant to a Purchase Agreement.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.  No sales commissions were paid.

In August 2006, the company issued 100,000 shares to Seacoast Financial LLC pursuant to a Consulting Agreement.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.  No sales commissions were paid.

In July 2006, the Company issued 500,000 shares to Dutchess Private Equities Fund, L.P., in connection with a promissory note purchased by Dutchess.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.  No sales commissions were paid.

In June 2006, the Company issued 25,000 shares of common stock to Friedland Corporate Investor Services LLC pursuant to an Agreement for Services.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.  No sales commissions were paid.

In May 2006, the Company issued 627,240 shares of common stock to The Tail Wind Fund Ltd. (“Tail Wind”) in satisfaction of a $1,750,000 obligation under a settlement agreement entered into with Tail Wind on February 15, 2006.  The issuance of these shares was exempt from registration pursuant to Section 3(a)(10) of the Securities Act.  No sales commissions were paid.

NOTE:

The following securities issuances occurred prior to the 1-for-35 reverse stock split effected May 12, 2006, and the share amounts presented below have been adjusted to reflect the effect of such reverse split.

In August 2005, the Company entered into a purchase agreement with certain accredited investors for the sale of 857,143 shares of its common stock, pursuant to Regulation D of the Securities Act of 1933, at a price per share of $4.725, for total gross proceeds of $4,050,000.  The Company paid a placement agent a cash commission of 7% of the gross dollar proceeds of the sale of the 857,143 shares, and agreed to issue such agent a five-year warrant to purchase 24,107 shares of Company common stock at an exercise price per share of $8.40 per share, expiring on August 31, 2010.

In August 2005, the Company issued 33,083 shares of common stock to John McCaleb pursuant to a settlement agreement to resolve a litigation claim in the amount of $220,000.  The issuance of these shares was exempt from registration pursuant to Section 3(a)(10) of the Securities Act.  No sales commissions were paid.

In June 2005, the Company issued 227,260 shares of common stock to a former executive officer and director, David Weisman, and three non-executive officers, Billie Mize, John Nagel and Jon Hayden, to satisfy obligations in the aggregate amount of $2,086,251 for contingent guaranty obligations with respect to unexercised options and notes held by these individuals.  This issuance of these shares is exempt from registration under Section 3(a)(9) of the Securities Act.  No sales commissions were paid.

In April 2005, the Company entered into a confidential settlement agreement with Palisades Master Fund L.P. pursuant to which the Company issued 42,857 shares of its common stock in settlement of a lawsuit filed in November 2004 by Palisades Master Fund L.P.  The issuance was exempt from registration pursuant to Section 3(a)(10) of the Securities Act.  There was no underwriter employed and no sales commissions were paid in connection with the sales and issuances of the unregistered securities in the transaction set forth above.

In December 2004, the Company issued 285,714 shares to Jango Capital, LLC to resolve a debt of $6,190,760.  No sales commission was paid.  This transaction was completed pursuant to Regulation D of the Securities Act.

In October 2004, 199,537 shares of common stock were issued upon conversion of $2,500,000 of debt.  The original issuance of debt, as well as the issuance of the shares of debt, was pursuant to Section 4(2) of the Securities Act.  No sales commissions were paid.

In June 2004, the Company entered into a securities purchase agreement with four accredited investors, pursuant to which the Company sold notes in an aggregate principal amount of $4,880,400, maturing in June 2007, and initially convertible into an aggregate of 153,145 shares of Company common stock.  Additionally, the Company issued five year warrants to each of the four accredited investors to purchase an aggregate of 38,286 shares of common stock at an exercise price of $44.275 per share.  This transaction was completed pursuant to Regulation D of the Securities Act.  A commission in the amount of $150,000 was paid on this transaction.  With respect to the issuance, the Company determined that the purchasers were “accredited investors” as defined in Rule 501(a) under the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)

The following is a list of exhibits filed as part of this registration statement:

Exhibit Number	Description

3.1	Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.1 of Form S-1, file no. 333-134108, filed May 15, 2006).

3.2	Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.1 of Form 8-K filed February 10, 2006).

5.1	Opinion of Chamberlain, Hrdlicka, White, Williams & Martin, P.C.

10.1

Securities Purchase Agreement between Eagle Broadband, Inc., and the Purchasers identified on the signature pages thereto, dated August 2005 (Incorporated by reference to Exhibit 10.1 of Form 8-K, filed August 18, 2005).

10.2

Registration Rights Agreement between Eagle Broadband, Inc., and the Purchasers identified on the signature pages thereto (Incorporated by reference to Exhibit 10.2 of Form 8-K, filed August 18, 2005).

10.3	2005 Employee Stock Option Plan (Incorporated by reference to Exhibit 10.10 of Form S-1/A, file no. 333-127895, filed October 28, 2005).

10.4	Amended 2005 Employee Stock Option Plan (Incorporated by reference to Exhibit 10.1 of Post-Effective Amendment No. 1 to Form S-8, file no. 333-130108, filed February 16, 2006).

10.5

Amended and Restated Employment Agreement dated May 12, 2005, between Eagle Broadband, Inc. and David Micek (Incorporated by reference to Exhibit 10.12 of Form S-1/A, file no. 333-127895, filed October 28, 2005).

10.6

Amended and Restated Employment Agreement dated December 14, 2006, between Eagle Broadband, Inc. and Brian Morrow. (Incorporated by reference to Exhibit 10.22 of Form S-3, file no. 333-139636, filed December 22, 2006).

10.7

Amended and Restated Employment Agreement dated December 14, 2006, between Eagle Broadband, Inc. and Richard Sanger, Jr. (Incorporated by reference to Exhibit 10.22 of Form S-3, file no. 333-139636, filed December 22, 2006).

10.8

Settlement Agreement dated February 15, 2006, between Eagle Broadband, Inc., Link-Two Communications, Inc. and The Tail Wind Fund Ltd. (Incorporated by reference to Exhibit 10.17 of Form S-1, file no. 333-132635, filed March 22, 2006).

10.9

Investment Agreement dated March 20, 2006, between Eagle Broadband, Inc. and Dutchess Private Equities Fund, L.P. (Incorporated by reference to Exhibit 10.18 of Form S-1, file no. 333-132635, filed March 22, 2006).

10.10

Registration Rights Agreement dated March 20, 2006, between Eagle Broadband, Inc. and Dutchess Private Equities Fund, L.P. (Incorporated by reference to Exhibit 10.19 of Form S-1, file no. 333-132635, filed March 22, 2006).

10.11

Subscription Agreement dated February 10, 2006, between Eagle Broadband, Inc. and Dutchess Private Equities Fund, L.P. (Incorporated by reference to Exhibit 10.20 of Form S-1, file no. 333-132635, filed March 22, 2006).

10.12

Debenture Agreement dated March 20, 2006, between Eagle Broadband, Inc. and Dutchess Private Equities Fund, L.P. (Incorporated by reference to Exhibit 10.21 of Form S-1, file no. 333-132635, filed March 22, 2006).

10.13

Debenture Registration Rights Agreement dated February 10, 2006, between Eagle Broadband, Inc. and Dutchess Private Equities Fund, L.P. (Incorporated by reference to Exhibit 10.22 of Form S-1, file no. 333-132635, filed March 22, 2006).

10.14

Security Agreement dated February 10, 2006, between Eagle Broadband, Inc. and Dutchess Private Equities Fund, L.P. (Incorporated by reference to Exhibit 10.23 of Form S-1, file no. 333-132635, filed March 22, 2006).

10.15

Warrant Agreement dated February 10, 2006, between Eagle Broadband, Inc. and Dutchess Private Equities Fund, L.P. (Incorporated by reference to Exhibit 10.24 of Form S-1, file no. 333-132635, filed March 22, 2006).

10.16

Employment Resignation Agreement and Release dated January 3, 2006, between Eagle Broadband, Inc. and Eric Blachno (Incorporated by reference to Exhibit 10.14 of Form S-1, file no. 333-132635, filed March 22, 2006).

10.17	Consulting Agreement dated April 1, 2006, between Eagle Broadband, Inc. and Lorne Persons, Jr. (Incorporated by reference to Exhibit 10.18 of Form S-1, file no. 333-136232, filed August 1, 2006).

10.18

Promissory Note dated July 24, 2006, between Eagle Broadband, Inc., Dutchess Private Equities Fund, L.P. and Dutchess Private Equities Fund, II, L.P. (Incorporated by reference to Exhibit 10.19 of Form S-1, file no. 333-136232, filed August 1, 2006).

10.19

Form of Indemnification Agreement dated September 18, 2006, between Eagle Broadband, Inc. and each director of Eagle Broadband, Inc. (Incorporated by reference to Exhibit 10.20 of Form S-3, file no. 333-138344, filed November 1, 2006).

10.20

Restricted Stock Agreement dated September 18, 2006, between Eagle Broadband, Inc. and Brian Morrow (Incorporated by reference to Exhibit 10.21 of Form S-3, file no. 333-138344, filed November 1, 2006).

10.21

Purchase Agreement dated December 7, 2006, between Eagle Broadband, Inc. and Connex Services, Inc. (Incorporated by reference to Exhibit 10.22 of Form S-3, file no. 333-139636, filed December 22, 2006).

10.22

Private Equity Credit Agreement dated January 12, 2007, between Eagle Broadband, Inc. and Brittany Capital Management Limited (Incorporated by reference to Exhibit 10.23 of Form S-1, file no. 333-140072, filed January 18, 2007).

10.23

Registration Rights Agreement dated January 12, 2007, between Eagle Broadband, Inc. and Brittany Capital Management Limited (Incorporated by reference to Exhibit 10.24 of Form S-1, file no. 333-140072, filed January 18, 2007).

10.24	2007 Stock Option and Stock Bonus Plan of Eagle Broadband, Inc. (Incorporated by reference to Exhibit 4.1 of Post-Effective Amendment No. 1 to Form S-8, file no. 333-140479, filed April 5, 2007).

10.25	Promissory Note dated February 2, 2007, between Eagle Broadband, Inc., Dutchess Private Equities Fund, Ltd.

10.26	Amended and Restated Security Agreement dated February 2, 2007, between Eagle Broadband, Inc., Clearworks.net, Inc., Clearworks Communications, Inc., and Dutchess Private Equities Fund, Ltd.

10.27	Purchase Agreement dated March 22, 2007, between Eagle Broadband, Inc. and Alliance Maintenance & Service, Inc.

21.1	List of Subsidiaries (Incorporated by reference to Exhibit 21.1 of Form S-3, file no. 333-138344, filed November 1, 2006).

23.1	Consent of LBB & Associates, Ltd., LLP

23.2	Consent of Chamberlain, Hrdlicka, White, Williams & Martin, P.C. (included in Exhibit 5.1)

ITEM 17.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(a)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

If the registrant is relying on Rule 430B:

(A)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)

For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, that, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(g)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in League City, Texas, on April 9, 2007.

Eagle Broadband, Inc.

By:	/s/ DAVID MICEK
DAVID MICEK
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES	TITLE	DATE

/s/ DAVID MICEK	President, Chief Executive Officer and Director (Principal Executive Officer, Principal Accounting and Financial Officer)	April 9, 2007
David Micek

/s/ ROBERT BACH	Director	April 9, 2007
Robert Bach

/s/ GLENN A. GOERKE	Director	April 9, 2007
Glenn A. Goerke

/s/ C. J. REINHARTSEN	Director	April 9, 2007
C. J. Reinhartsen

/s/ LORNE E. PERSONS, JR.	Director	April 9, 2007
Lorne E. Persons, Jr.

/s/ JAMES D. YARBROUGH	Director	April 9, 2007
James D. Yarbrough